Exhibit 10.1

Description of the Transaction Bonus Arrangements

On August 25, 2023, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of TSR, Inc. (the “Company”) approved the payment of cash bonuses to the directors, executive officers and certain key employees of the Company in the event that a Sale of the Business occurs during the term of such directors’ service on the Board of the Company and such executive officers’ and key employees’ employment with the Company, respectively (each, a “Transaction Bonus”). For such purposes, a “Sale of the Business” means a transfer of the majority of the ownership by sale, acquisition, merger, or other method of the equity or tangible or intangible assets of the Company.

Following the Compensation Committee’s approval of Mr. John Sharkey’s Transaction Bonus, which was approved in the amount of (i) $75,000 for the Sale of the Business; and (ii) an additional $15,000 for each full dollar in share price of the Company’s common stock that exceeds $12 per share at the time of the Sale of the Business, the Company entered into an Addendum, effective as of November 3, 2023 (the “Addendum”), to the Amended and Restated Employment Agreement between the Company and John Sharkey, dated as of November 2, 2020, which Addendum was filed on Form 8-K with the SEC on October 27, 2023. Pursuant to the terms of the Addendum, Mr. Sharkey’s Transaction Bonus was increased from $75,000 to $100,000. All other terms of Mr. Sharkey’s Transaction Bonus as approved by the Compensation Committee remain the same.

Upon a Sale of the Business, the Transaction Bonus for each director, executive officer and key employee named below shall be paid out as follows:

(a)	Thomas Salerno, Chief Executive Officer, President and Treasurer: (i) $150,000 for the Sale of the Business; and (ii) an additional $25,000 for each full dollar in share price of the Company’s common stock that exceeds $12 per share at the time of the Sale of the Business.

(b)	John Sharkey, Senior Vice President, Chief Financial Officer and Secretary: (i) $100,000 for the Sale of the Business; and (ii) an additional $15,000 for each full dollar in share price of the Company’s common stock that exceeds $12 per share at the time of the Sale of the Business.

(c)	Mohammad Shah Syed, Managing Director of Sales and Recruiting: (i) $60,000 for the Sale of the Business; and (ii) an additional $10,000 for each full dollar in share price of the Company’s common stock that exceeds $12 per share at the time of the Sale of the Business.

(d)	Marc Lichtenstein, Managing Director of Operations: (i) $55,000 for the Sale of the Business; and (ii) an additional $9,000 for each full dollar in share price of the Company’s common stock that exceeds $12 per share at the time of the Sale of the Business.

(e)	Kurt Ausderan, Director of ADP Business Practice: (i) $30,000 for the Sale of the Business; and (ii) an additional $5,000 for each full dollar in share price of the Company’s common stock that exceeds $12 per share at the time of the Sale of the Business.

(f)	Bradley Tirpak, Chairman of the Board: (i) $50,000 for the Sale of the Business; and (ii) an additional $7,500 for each full dollar in share price of the Company’s common stock that exceeds $12 per share at the time of the Sale of the Business.

(g)	Tim Eriksen, Director: (i) $50,000 for the Sale of the Business; and (ii) an additional $7,500 for each full dollar in share price of the Company’s common stock that exceeds $12 per share at the time of the Sale of the Business.

(h)	Rob Fitzgerald, Director: (i) $50,000 for the Sale of the Business; and (ii) an additional $7,500 for each full dollar in share price of the Company’s common stock that exceeds $12 per share at the time of the Sale of the Business.